EXHIBIT 3.3

Filed In the Office of the Secretary of State of the STATE OF NEVADA

FEB 11 1999 - No. C 24536-97
Dean Heller, Secretary of State

     CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                   (After Issuance of Stocks)

                   INFO CENTER INTERNATIONAL

     I, the undersigned, William J. Marshall, President and
Secretary of INFO CENTER INTERNATIONAL INC. does hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened, held on the 25th day of January, 1999, adopted a resolution to amend the original articles as follows:

     Article "First" is hereby amended to read as follows:

     FIRST: The name of the corporation is budgethotels.com, inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 11,400,000; that the said change and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                    /s/ William J. Marshall
                    William J. Marshall, President and Secretary

PROVINCE OF BRITISH COLUMBIA       )
Country of Canada                  )

     On February 9, 1999 personally appeared before me, a Notary
Public, William J. Marshall, President and Secretary, of Info
Center International, Inc. who acknowledged that he executed the above instrument.

                         /s/ Steve G. Schwartz
                         Notary Public, residing in the Province
                         of British Columbia, at Kelowna

My Commission Expires:   STEVE G. SCHWARTZ
lifetime                 BARRISTER & SOLICITOR
                         #301-1665 ELLIS STREET
                         KELOWNA, BC V1Y 2B3
                         Phone: 762-2108